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                                                                EXHIBIT 3.1


                          CERTIFICATE OF INCORPORATION
                                       OF
                            HQ GLOBAL HOLDINGS, INC.


1.   NAME

     The name of this corporation is HQ Global Holdings, Inc. (the
     "Corporation").

2.   REGISTERED OFFICE AND AGENT

     The registered office of the Corporation shall be located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 in the County of New Castle. The registered agent of the Corporation at such address shall be The Corporation Trust Company.

3.   PURPOSE AND POWERS

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law"). The Corporation shall have all power necessary or helpful to engage in such acts and activities.

4.   CAPITAL STOCK

     4.1  AUTHORIZED SHARES

          4.1(a) COMMON STOCK. The aggregate number of shares of common stock which the Corporation shall have the authority to issue is One Hundred Million (100,000,000) shares of common stock (referred to in this Certificate of Incorporation as "Common Stock") with a par value of one cent ($0.01) per share. The Common Stock shall be divided into two classes, as follows: (i) Seventy-Five Million (75,000,000) shares shall be designated as shares of Voting Common Stock, and (ii) Twenty-Five Million (25,000,000) shares shall be designated as shares of nonvoting Class C common stock ("Nonvoting Class C Common Stock"). Except as provided in Sections 4.2 and 4.3 hereof, all shares of Voting Common Stock and Nonvoting Class C Common Stock shall be identical and shall entitle the holders thereof to the same rights, powers and privileges.

          4.1(b) PREFERRED STOCK. Shares of preferred stock (referred to in this Certificate of Incorporation as "Preferred Stock") may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix the voting rights, designations, powers, preferences and relative, participating, option or other rights, if any, and the qualifications, limitations, or restrictions thereof, of any wholly unissued series of Preferred Stock; and to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). The total number of shares of Preferred Stock



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authorized shall be Seven Million Eight Hundred Thousand (7,800,000) shares with a par value of one cent ($0.01) per share.

     4.2  VOTING RIGHTS OF COMMON STOCK

          Each share of Voting Common Stock shall have one (1) vote on each matter submitted to a vote of the stockholders of the Corporation. Each share of Nonvoting Class C Common Stock shall not have any vote on any matters upon which stockholders of the Corporation may vote except as required by law. The holders of shares of Nonvoting Class C Common Stock shall be entitled to notification as to, and to attend, any meeting of the stockholders of the Corporation.

     4.3  CONVERSION RIGHTS OF NONVOTING CLASS C COMMON STOCK

          4.3(a) CONVERSION. Subject to the provisions of Section 4.3(b) below, a share of Nonvoting Class C Common Stock shall automatically convert into a share of Voting Common Stock, on a one-for-one share basis, upon the occurrence of either of the following events (each, a "Triggering Event"): (a) a transfer of such share by the holder thereof to another person or entity (other than an entity in which such holder directly or indirectly owns more than 9.9% of the voting securities); or (b) January 1, 2001 unless prior to such date Section 856(c)(4)(B)(iii) of the Internal Revenue Code of 1986, as amended by H.R. 1180, the Work Incentives Improvement Act of 1999, permitting a "real estate investment trust" to own more than ten percent (10%) of the voting securities of a "taxable REIT subsidiary," shall have been repealed.

          4.3.(b) MECHANICS OF CONVERSION.

          (1) Upon the conversion of a share of Nonvoting Class C Common Stock pursuant to Section 4.3(a) above, the holder of such share of Nonvoting Class C Common Stock so converted shall surrender the certificate representing such share, duly endorsed or assigned to the Corporation or in blank, at the office of the transfer agent of the Corporation at the time of such conversion, accompanied by evidence satisfactory to the Corporation that a Triggering Event has occurred. Unless the shares issuable on conversion are to be issued in the same name as the name in which such shares of Nonvoting Class C Common Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

          (2) As promptly as practicable after the surrender of a certificate for shares of Nonvoting Class C Common Stock as aforesaid, the Corporation shall issue and shall deliver at such office to such holder, or on his or her written order, a certificate or certificates for the number of shares of Voting Common Stock issuable upon the conversion of such shares in accordance with the provisions of this Section 4.3.

          (3) Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the Triggering Event

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shall have occurred, and the person or persons in whose name or names any certificate or certificates for shares of Voting Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date unless the stock transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such share transfer books are open.

          4.3.(c) ADJUSTMENT TO CONVERSION RATIO. If the Corporation shall hereafter (i) pay a dividend in shares of capital stock or make a distribution on its capital stock in shares of Voting Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine its outstanding shares of Common Stock into a smaller number of shares, or (iv) issue by reclassification of its Common Stock any shares of capital stock of the Corporation, the number shares of Voting Common Stock issuable upon conversion of the Nonvoting Class C Common Stock immediately before such action shall be adjusted so that the holder of any shares of Nonvoting Class C Common Stock would receive, upon conversion of such shares, the number of shares of Voting Common Stock or other capital stock of the Corporation that the holder would have owned immediately following such action if its conversion had occurred prior to such action.

5.   PREEMPTIVE AND PREFERENTIAL RIGHTS

          No holder of shares of any class of stock authorized or issued pursuant hereto shall have any preemptive or preferential rights of subscription to, or purchase of, any shares of any class of stock of this Corporation, either now or hereafter authorized, or to the obligations convertible into stock of any class of this Corporation, other than such rights, if any, as the Board of Directors in its discretion may from time to time determine, and at such prices as the Board of Directors may from time to time fix pursuant to the authority conferred by this Certificate of Incorporation.

6.   INCORPORATOR; INITIAL DIRECTORS

     6.1  INCORPORATOR

          The name and mailing address of the incorporator (the "Incorporator") is Gwen A. Davis, 2100 McKinney Avenue, Suite 1100, Dallas, Texas 75201. The powers of the Incorporator shall terminate upon the filing of this Certificate of Incorporation.


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     6.2  INITIAL DIRECTOR

          The following person, having the following mailing address, shall serve as the director of the Corporation until the first annual meeting of the stockholders of the Corporation or until his successors are elected and qualified.

         NAME                               MAILING ADDRESS
         ----                               ---------------

     Gary M. Kusin                    15950 N. Dallas Parkway, Suite 400
                                      Dallas, Texas 75248

7.   BOARD OF DIRECTORS

     7.1  NUMBER; ELECTION

          7.1(a) NUMBER. The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the Bylaws of the Corporation, so long as such number shall not be less than one (1) and not more than fifteen (15); provided, that no change in the number of directors shall affect the tenure of office of any director. Unless and except to the extent that the Bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot.

          7.1(b) BOARD CLASSIFICATION. The Board of Directors shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board permits. The classes shall be designated Class I, Class II and Class III. The directors in office upon the filing and effectiveness of this Certificate of Incorporation shall be assigned to each class in accordance with Section 3.02 of the Bylaws of the Corporation. Class I directors shall hold office for a term expiring at the next succeeding annual meeting, Class II directors shall hold office for a term expiring at the second succeeding annual meeting, and Class III directors shall hold office for a term expiring at the third succeeding annual meeting. Thereafter, directors of each class the term of which shall then expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors then in office, may be filled in accordance with the Bylaws of the Corporation.

     7.2  LIMITATION OF LIABILITY

          The liability of the directors and officers of the Corporation to the Corporation or its stockholders for money damages is hereby limited to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law (or its successor), as the same may be amended from time to time.


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8.   EXISTENCE

     The Corporation shall have perpetual existence.

9.   INDEMNIFICATION

     The Corporation shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (or its successor), as the same may be amended from time to time, indemnify any and all directors and officers of the Corporation from and against any and all of the expenses (and shall advance expenses to the extent provided for by said section), liabilities or other matters referred to in or covered by said action, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

10.  BYLAWS

     In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board of Directors, except as otherwise provided in this Certificate of Incorporation or provisions of the Bylaws of the Corporation, is expressly authorized and empowered to adopt, alter, amend and repeal the Bylaws of the Corporation by a vote of a majority of the Board of Directors then in office.

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     Executed as of the 24th day of May, 2000.




                                       -----------------------------------------
                                       Gwen A. Davis, Incorporator

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